EXHIBIT 99.3

ALTERNUS ENERGY, INC. AND SUBSIDIARIES
UNAUDITED COMBINED FINANCIAL STATEMENTS OF OPERATIONS

On December 20, 2019, AEN 01 BV (“Buyer”), a Netherlands company and a wholly-owned subsidiary of Alternus Energy Inc. (“ALTN”), completed the acquisition of an 11.75 MW ground-mounted solar photovoltaic (PV) power plant in Rilland, the Netherlands (the “Project”) from Coöperatie Unisun Energy U.A., a Netherlands corporation (“Seller”) for $11.7 million plus a working capital adjustment (“Purchase Price”). See Note 2 — Preliminary purchase price allocation

The unaudited pro forma condensed combined statements of operations for the nine months ended September, 2019 are presented as if the acquisition had occurred on January 1, 2018 and are based upon the unaudited condensed consolidated statements of operations of the Company for the nine months ended September 30, 2019 (as filed with the SEC in its Quarterly Report on Form 10-Q for the period ended September 30, 2019) and the unaudited condensed consolidated statements of operations of ALTN for the nine months ended September 30, 2019 (attached as Exhibit 99.2 in this Current Report on Form 8-K/A).

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 are presented as if the acquisition had occurred on January 1, 2018 and are based upon the audited consolidated statement of operations of the Company for the year ended December 31, 2018 (as filed with the SEC in its Annual Report on Form 10-K for the year ended December 31, 2018) and the audited consolidated statement of operations of Zonnepark Rilland for the year ended December 31, 2018 (attached as Exhibit 99.1 in this Current Report on Form 8-K/A).

The financial statements of the Company and the Project have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are directly attributable to the acquisition, are factually supportable and are expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. There were no transactions between the Company and the Project for the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under generally accepted accounting principles in the United States (“GAAP”). Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the unaudited pro forma condensed combined financial statements.

Acquisition accounting is preliminary and dependent upon fair value estimates that are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. The pro forma adjustments related to the acquisition are based upon available information and certain assumptions that management believes are reasonable under the circumstances and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements included in this Form 8-K/A. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could have a material impact on the unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2019, the audited consolidated financial statements of the Project for the years ended December 31, 2018 and the unaudited condensed consolidated financial statements of the Project for the period ended September 30, 2019. The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies or revenue enhancements that the combined company may achieve as a result of the acquisition and the effects of the foregoing items could, individually or in the aggregate, materially impact the unaudited pro forma condensed combined financial statements.

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ZONNEPARK RILLAND B.V
UNADUITED PROFORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2019

	Alternus Energy Inc.	Zonnepark Rilland BV		Proforma Adjustments	Alternus Energy, Inc. Combined
ASSETS
Current Assets
Cash and cash equivalents	$822,639	$731,799		$-	$1,554,438
Accounts Receivable	949,849	86,238		-	1.019,906
Other receivables, sale of asset	412,934	-		-	412,934
Unbilled energy incentives earned	61,771	-		-	61,771
Prepaid expenses and other assets, short term portion	401,132	160,565		-	561,697
Taxes Recoverable	535,140	-		-	535,140
Total Current Assets	3,183,465	962,421		-	4,145,886

Investment in Energy Property	3,205,969	8,181,807	a	1,727,620	33,115,396
Construction in Process	7,144,143	-		-	7,144,143

Goodwill	-	-			1,339,801
Prepaid expenses and other assets, long term portion	482,849	-	b	1,339,801	482,849
Total Assets	$34,016,426	$9,144,228		$3,067,421	$46,228,075

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,610,834	$20,195		-	$2,631,029
Convertible and non-convertible promissory notes, current portion	13,779,018	-549,577	c	1,895,131	16,223,726
Capital lease, current portion	81,387	-		-	81,387
Taxes payable	50,766	-		-	50,766
Total Current Liabilities	16,522,005	569,772		1,895,131	18,986,908
Convertible and non-convertible promissory notes, net of current portion	10,388,120	8,802,398	c	1,172,290	20,362,808
Financing lease liability, net of current portion	924,139	-		-	924,139
Asset retirement obligation	140,779	-		-	140,779
Total Liabilities	27,975,043	9,372,170		3,067,421	40,414,634

Commitments and Contingencies
Shareholders' equity
Preferred Shares, $.001 par value; 50,000,000 shares authorized, 5,000,000 issued and outstanding (Liquidation value of $5,000 as of September 30, 2019)	5,000	-			5,000
Common stock, $0.001 par value; 450,000,000 shares authorized, 822,892,601 and 110,726,725 shares issued and outstanding as of September 30, 2019.	82,893	-			82,893
Additional paid in capital	15,387,308	-			15,387,308
Other comprehensive income (loss)	(850,184)	36,491			(813,693)
Accumulated deficit	8,583,634)	(264,433)			(8,848,067)
Total Shareholders' Equity	6,041,383	(227,942)		-	5,813,441
Total Liabilities and Shareholders' Equity	$34,016,426	$9,144,228		$3,067,421	$46,228,075

See accompanying notes to the unaudited proforma combined financial statements

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ZONNEPARK RILLAND B.V
UNAUDITED PROFORMA
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE NINE MONTHS ENDED SEPETEMBER 30, 2019

	Alternus Energy Inc.	Zonnepark Rilland BV	Proforma Adjustments	Alternus Energy, Inc. Combined
Revenues	2,296,964	883,518	-	3,180,482
Cost of revenues	(563,779)	(219,352)	-	(783,131)
Gross Profit	1,733,185	664,166	-	2,397,351

Operating Expenses
Selling, general and administrative	2,978,418	83,297	-	3,061,715
Depreciation and amortization	831,184	450,849	-	1,282,033
Total Operating Expenses	3,809,602	534,146	-	4,343,748

Loss from Operations	(2,076,417)	130,020	-	(1,946,397)

Other (Expense) Income
Interest expense	(2,478,521)	(111,877)	-	(2,590,398)
Change in fair value of derivative liability	(132,976)	-	-	(132,976)
Gain on bargain purchase	4,084,821	-	-	4,084,821
Total other (expense) income	1,473,324	(111,847)	-	1,361,447
Net (Loss) before Provision for Income Taxes	(603,093)	18,143	-	(584,950)
Provision for Income Taxes	-		-	-
Net (Loss)	(603,093)	18,143	-	(584,950)

Basic and diluted loss per share	($0.01)	-	-	($0.01)

Weighted average shares outstanding:
Basic and diluted	108,370,612	-	-	108,370,612

Comprehensive loss:
Net income (loss)	(603,093)	18,143	-	(584,950)
Unrealized gain (loss) on currency translation adjustment	(589,760)	36,491	-	(553,269)
Comprehensive loss	(1,192,853)	60,881	-	(1,138,219)

See accompanying notes to the unaudited proforma combined financial statements

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ZONNEPARK RILLAND B.V
UNAUDITED PROFORMA
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2018

	Alternus Energy Inc.	Zonnepark Rilland BV	Proforma Adjustments	Alternus Energy, Inc. Combined
Revenues	2,592,964	-	-	2,592,964
Cost of revenues	(1,278,614)	-	-	(1,278,614)
Gross Profit	1,314,350	-	-	1,314,350

Operating Expenses
Selling, general and administrative	1,817,567	259,931	-	2,077,498
Loss on disposal of investment in energy property	681,421	-	-	681,421
Depreciation and amortization	699,573	-	-	699,573
Total Operating Expenses	3,198,561	259,931	-	3,458,492

Loss from Operations	(1,884,211)	(259,931)	-	(2,144,142)

Other (Expense) Income
Interest expense	(1,412,864)	(55,054)	-	(1,467,918)
Other income	480	-	-	480
Gain on bargain purchase	1,623,883	-	-	1,623,883
Total other (expense) income	211,499	(55,054)	-	156,445
Net (Loss) before Provision for Income Taxes	(1,672,712)	(314,985)	-	(1,987,697)
Provision for Income Taxes	(180,000)	49,125	-	(130,875)
Net (Loss)	$(1,852,712)	$(265,860)	-	$(2,118,572)

Basic and diluted loss per share	($0.02)	-	-	($0.03)

Weighted average shares outstanding:
Basic and diluted	75,195,218	-	-	75,195,218

Comprehensive loss:
Net income (loss)	(1,852,712)	(265,860)	-	(2,118,572)
Unrealized gain (loss) on currency translation adjustment	(466,299)	15,073	-	(451,226)
Comprehensive loss	(2,319,011)	(250,787)	-	(2,569,798)

See accompanying notes to the unaudited proforma combined financial statements

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ALTERNUS ENERGY INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.
Basis of presentation

The unaudited pro forma condensed combined financial statements are based on Alternus Energy, Inc.’s and Zonnepark Rilland, BV’s historical consolidated financial statements as adjusted to give effect to the acquisition of Zonnepark Rilland, BV’s and the equity and debt issuance necessary to finance the acquisition. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 give effect to the Zonnepark Rilland, BV acquisition as if it had occurred on January 1, 2018. The unaudited pro forma combined balance sheet as of September 30, 2019 and December 31, 2018 gives effect to the Zonnepark Rilland, BV acquisition as if it had occurred on January 1, 2018.

2.
Preliminary purchase price allocation

On December 20, 2019, AEN 01 BV (“Buyer”), a Netherlands company and a wholly-owned subsidiary of Alternus Energy Inc. (“ALTN”), completed the acquisition of an 11.75 MW ground-mounted solar photovoltaic (PV) power plant in Rilland, the Netherlands (the “Project”) from Coöperatie Unisun Energy U.A., a Netherlands corporation (“Seller”) for $11.7 million plus a working capital adjustment (“Purchase Price”). The Purchase Price includes the assumption of a third-party senior bank debt facility in the amount $8.1 million), that amortizes equally over the next 14 years. In addition to the Purchase Price, the Seller will be entitled to receive additional consideration from ALTN of up to a maximum $560,000 in the form of an earn-out payment based on net cash proceeds to equity received over and above a set annual power output of 10,865 MwH.

The Project has been operational since January 2019 and enjoys a 15-year government counterparty ‘Feed-in-Tariff’ (“FiT”) contract at fixed sales prices, in addition to a Power Purchase Agreement (“PPA”) with a local energy operator. The combined contracts provide long-term predictable positive cash flows to Alternus.Based on current energy production Rilland is expected to add approximately $1.4 million in annual revenues for at least 15 years at average 75% gross margins to Alternus.

The acquisition was pursuant to a Share Purchase Agreement dated July 29, 2019, entered into by PCG HoldCo UG, another wholly owned subsidiary of ALTN, the Seller and Zonnepark Rilland B.V., as addended to, and assigned to the Buyer, on December 20, 2019 (“Purchase Agreement”).

The Buyer funded $2.1 million of the Purchase Price through the issuance of a €2.15 million bond (approximately $2.4 million) issued to an accredited investor, bearing interest at 8%, amortizing over 8 years and secured by collateral, including the shares of the Buyer, as further described in the Bond Subscription Agreement, the Call Option Agreement and the Security Agreement, filed as exhibits hereto. ALTN incurred approximately $0.6 million in transaction fees related to the acquisition, some of which were paid from the proceeds of the Bond Subscription Agreement. Additionally, ALTN issued a $1.9million) loan to the Seller which is due by January 31, 2020 (the “Loan”), pursuant to a Loan Agreement by and among the Seller, the Buyer and ALTN, filed as an exhibit hereto. If ALTN does not repay the Loan by February 1, 2020, the investor has the right under the Call Option Agreement to require ALTN to sell the shares of Buyer to the investor in exchange for the total amount of the Loan.

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Cost of Acquisition
Acquisition price	$11,651,997
Less: Repayment of related party note	(458,312)
Net working capital acquired	419,011
Total Acquisition Cost	11,612,696

Fair Value of Assets Acquired
Present value of the future cash flows	9,853,884
Net working capital acquired	419,011
10,272,895

Goodwill	1,339,801

3.
Proforma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet

a)	Reflects the additional fair market value of the asset based on the future cash flow discounted back at Alternus’s weighted average cost of capital.
b)
Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Zonnepark Rilland B.V. identifiable assets acquired and liabilities assumed as shown in Note 2 — Preliminary purchase price allocation.

c)	Reflects the additional debt incurred to finance the acquisition net of the intercompany loan that was eliminated upon consolidation.

There are no adjustments to the pro forma condensed statements of operations since this was a business combination and all revenue and expenses are incremental to Alternus Energy Inc.

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